Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-272069, 333-273616, 333-274050, 333-279831, 333-281951, and 333-284412 on Form S-3 and Registration Statement Nos. 333-109985, 333-191438 and 333-191631 on Form S-8 of our reports dated May 27, 2026, relating to the financial statements of Transcat Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended March 28, 2026.

/s/ Deloitte & Touche LLP

Rochester, New York

May 27, 2026